Exhibit 99.1

Sierra Oncology Announces Pricing of $103 Million Public Offering of Convertible Preferred Stock and Warrants

Vancouver – November 7, 2019. Sierra Oncology, Inc. (Nasdaq: SRRA), a late-stage drug development company focused on the development and commercialization of momelotinib, a JAK1, JAK2 & ACVR1 inhibitor with a potentially differentiated therapeutic profile for the treatment of myelofibrosis, today announced the pricing of an underwritten public offering of Series A convertible preferred stock, together with Series A warrants and Series B warrants, each to purchase shares of common stock, with expected gross proceeds to Sierra Oncology of $103 million. The offering is expected to close on November 13, 2019, subject to customary closing conditions.

The offering is comprised of 103,000 shares of Series A preferred stock, 312,090,000 Series A warrants to purchase up to an aggregate of 312,090,000 shares of common stock at an exercise price equal to $0.33 per underlying share of common stock, and 312,090,000 Series B warrants to purchase up to an aggregate of 102,989,700 shares of common stock at an exercise price equal to $0.33 per underlying share of common stock. Each share of Series A preferred stock is accompanied by (i) 3,030 Series A warrants to purchase an aggregate of 3,030 shares of common stock (which equates to 100% warrant coverage), and (ii) 3,030 Series B warrants to purchase an aggregate of 1,000 shares of common stock (which equates to 33% warrant coverage). Each share of Series A preferred stock, and the accompanying warrants was sold at a combined price to the public of $1,000.

Sierra Oncology intends to use the net proceeds from the public offering to fund MOMENTUM, its planned Phase 3 clinical trial of momelotinib, as well as for general corporate purposes.

Each share of Series A preferred stock will be initially convertible into that number of shares of common stock equal to the purchase price of the Series A preferred stock divided by the conversion price of the Series A preferred stock, which is initially equal to $0.33. Each share of Series A preferred stock will automatically convert to shares of common stock upon the fifth day of trading following the announcement of stockholder approval of the first reverse stock split following the offering, subject to certain beneficial ownership limitations. Each share of Series A preferred will be entitled to vote together with the common stock on an as-converted basis, subject to certain limitations, without regard to the beneficial ownership limitation, until such time that the shares of Series A preferred stock automatically convert to common stock. Following the automatic conversion described above, the Series A preferred stock will be non-voting.

Each Series A and Series B warrant will have an exercise price equal to $0.33 per underlying share of common stock, and will become exercisable following stockholder approval of an increase in authorized common stock sufficient to allow for the exercise of the warrants, subject to certain beneficial ownership limitations. The Series A warrants will expire five years from the date they first become exercisable and the Series B warrants will expire on the 75th day anniversary following the announcement of top-line date from Sierra Oncology’s planned Phase 3 clinical trial of momelotinib.

Shortly following the closing of the offering, Sierra Oncology expects to appoint four new directors who are affiliated with Vivo Capital, Longitude Capital, OrbiMed and Abingworth, each of which is an investor in this offering. Following such appointments, Sierra expects its board of directors will continue to consist of eight directors.

Jefferies is acting as the sole book-running manager for the offering. Oppenheimer & Co. is acting as lead manager for the offering.

The securities described above are being offered by Sierra Oncology pursuant to a registration statement on Form S-3 (File No. 333-225650) that was declared effective by the Securities and Exchange Commission (“SEC”) on June 21, 2018. A prospectus supplement and an accompanying prospectus relating to the offering will be filed with the SEC and will be available on the SEC’s web site at www.sec.gov. Copies of the prospectus supplement and the accompanying prospectus relating to this offering may be obtained, when available, by contacting Jefferies LLC, Attention: Equity Syndicate Prospectus Department, 520 Madison Avenue, 2nd Floor, New York, NY 10022, or by telephone at (877) 821-7388, or by email at prospectus_department@jefferies.com.

This press release shall not constitute an offer to sell, or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Cautionary Note on Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding Sierra Oncology’s the completion of the offering, the expected gross proceeds from the offering, the intended use of proceeds and the appointment of new directors. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. These statements are based on management’s current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements. Such forward-looking statements are subject to a number of risks and uncertainties, including the risk factors described under the heading “Risk Factors” set forth in Sierra Oncology’s filings with the Securities and Exchange Commission from time to time, including the Company’s reports filed with the SEC and a preliminary prospectus supplement filed with the SEC on November 6, 2019. Sierra Oncology undertakes no obligation to update the forward-looking statements contained herein or to reflect events or circumstances occurring after the date hereof, other than as may be required by applicable law.

Contact:

James Smith

Vice President of Corporate Affairs

Sierra Oncology

604.558.6536

investors@sierraoncology.com

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